Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-231642, 333-40012, 333-114718, 333-156569, 333-171004, 333-192040, 333-211020) on Form S-8 and in the registration statement (No. 333-253565) on Form S-3ASR and in the registration statement (No. 333-74745) on Form S-4 of our report dated February 22, 2022, except for Note 2 and Note 21, as to which the dates are February 26, 2021 and February 22, 2022, respectively, with respect to the consolidated financial statements and financial statement schedule of Unisys Corporation.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 23, 2022